Exhibit 99.1


          SUMNER M. REDSTONE AND MEL KARMAZIN ENTER INTO NEW EMPLOYMENT
                             AGREEMENTS WITH VIACOM

NEW YORK, NY, March 20, 2003 - - Viacom Inc. (NYSE: VIA and VIA.B) announced today that it has entered into new employment agreements with Chairman and Chief Executive Officer Sumner M. Redstone and President and Chief Operating Officer Mel Karmazin. Both agreements become effective on May 5, 2003. Mr. Karmazin's agreement has a three-year term ending May 5, 2006.

Mr. Redstone said: "I am very pleased that Viacom will continue to benefit from Mel's leadership and talent. The CBS merger brought many great assets together under the Viacom name, and Mel has done a masterful job of integrating those businesses and operating them at peak performance. I look forward to continuing our successful partnership and taking Viacom to new heights in the years to come."

Mr. Karmazin said, "Viacom is a great company and is performing at the highest levels in its history. Not only have I had the privilege of working with Sumner, one of the great visionaries and executives in the entertainment industry, but also the privilege of being associated with the most talented and disciplined management team in the media business. I am very excited about the future and working with Sumner to keep Viacom at the forefront of the media industry while building value for our shareholders."

Terms of the employment agreements are available in the Company's 8-K filing made today.

Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online. With programming that appeals to audiences in every demographic category across virtually all media, the company is a leader in the creation, promotion, and distribution of entertainment, news, sports, and music. Viacom's well-known brands include CBS, MTV, Nickelodeon, VH1, BET, Paramount Pictures, Viacom Outdoor, Infinity, UPN, The New TNN, TV Land, CMT: Country Music Television, Showtime, Blockbuster, and Simon & Schuster. More information about Viacom and its businesses is available at www.viacom.com.


                                    - more -

Cautionary Statement Concerning Forward-looking Statements
This news release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company's current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements. Some of these risks are described in the Company's previous news releases and filings made under the securities laws. The forward-looking statements included in this document are made only as of the date of this document and under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.


Contacts:         Carl Folta                        Susan Duffy
                  212-258-6352                      212-258-6347
                  carl.folta@viacom.com             susan.duffy@viacom.com